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                        RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                                  WAVETEK CORPORATON

     Wavetek Corporation, a Delaware corporation, hereby certifies as follows:

     1. The name of the corporation is Wavetek Corporation. The date of filing of its original certificate of incorporation with the Secretary of State was January 28, 1991 and the name under which it was originally incorporated was Torrey Investments, Inc.

     2. This restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware, and written notice has been given to those stockholders who have not consented in writing as provided in said Section 228.

     3. The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full:

          FIRST.  The name of this corporation is Wavetek Wandel & Goltermann,
     Inc.

          SECOND. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is 55,000,000, of which 50,000,000 shares of the par value of $.01 per share shall be designated as Common Stock and 5,000,000

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     shares of the par value of $.01 per share shall be designated as Preferred
     Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

               (a) the distinctive serial designation of such series which shall distinguish it from other series;

               (b)  the number of shares included in such series;

               (c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

               (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

               (e) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation, and the relative rights of priority, if any, of payment of the shares of such series;

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               (f)  the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

               (g) the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

               (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

               (i) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

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     Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted.

          FIFTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

          SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

          SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article SEVENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

          EIGHTH. This Certificate of Incorporation may be amended only with the approval of a two-thirds majority of each of the board of directors and stockholders.

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          IN WITNESS WHEREOF, Wavetek Corporation has caused this certificate to be signed by Terence J. Gooding, its Chairman, as attested by Vickie L. Capps, its Secretary, on this 29th day of September, 1998.

                              By:  /s/ Terence J. Gooding
                                   ------------------------------------------
                                   Terence J. Gooding

Attest:


By:  /s/ Vickie L. Capps
     -------------------------
     Vickie L. Capps


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